Exhibit 10.14
Agreement No. [ ]
Long-Term Incentive Agreement
THIS LONG-TERM INCENTIVE AGREEMENT (this “Agreement”) is made by and between [Employee Name] (“Grantee”) and Endurance Specialty Holdings Ltd., an exempted company organized under the laws of Bermuda (the “Company”), as of [Grant Date].
WHEREAS, Grantee is currently an employee of the Company or a subsidiary of the Company, and the Company desires to increase the incentive of the Grantee to exert his or her utmost efforts to improve the business and increase the assets of the Company.
NOW, THEREFORE, in consideration of the Grantee’s services to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Grant of Long-Term Incentive Award. The Company hereby grants and promises to pay to Grantee a long-term restricted cash incentive award of [Dollar Amount of Award] (the “LTI Award”) pursuant to the terms and provisions of this Agreement.
2. Accrued Interest. The unpaid portion of the LTI Award shall bear interest from the date of grant of the LTI Award to and including the date of payment of each installment of the LTI Award (the “Accrued Interest”). Upon the payment of each installment of the LTI Award, only that portion of the Accrued Interest upon that installment of the LTI Award shall be due and payable. The Accrued Interest shall be determined based upon an annual simple interest rate while the LTI Award is outstanding. The annual simple interest rate for the Accrued Interest will be fixed commencing on [Grant Date and continuing until [Day Before One Year Anniversary] and then shall be redetermined and fixed by the Company for each succeeding annual period commencing on each March 1st and ending on the last day of each February. For each annual period commencing on March 1st and ending on the last day of the following February, the annual simple interest rate for the Accrued Interest shall be equal to the average of the five year United States treasury note rate for the 20 trading days preceding such March 1st, as published by the U.S. Department of the Treasury on its website at www.ustreas.gov or, if such data is no longer published by the U.S. Department of the Treasury, such substitute published interest rate index as shall be determined by the Company in its sole discretion. The Accrued Interest on the LTI Award shall be computed on the basis of the actual number of days elapsed in the period during which it accrues, based upon a 365 or 366 day year, as the case may be. The Accrued Interest shall be determined without the compounding of interest.

3. Restrictions and Restricted Period.
a. Restrictions. Neither the LTI Award nor any Accrued Interest granted or accrued hereunder may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee except, in the event of the Grantee’s death, by will or the laws of descent and distribution. The LTI Award and any Accrued Interest granted or accrued hereunder shall be subject to a risk of forfeiture as described in Section 4 below until paid in full.
b. Restricted Period. Unless the Restricted Period (as defined below) is previously terminated pursuant to Section 4 of this Agreement, the restrictions set forth above shall lapse and the LTI Award shall be paid on the first regularly scheduled Company payroll dates following the dates (the “Restricted Period”) and in the amounts set forth below:

Date of Payment	Portion of LTI Award Paid

[One Year Anniversary]	[25% of Initial Grant] plus Accrued Interest on the portion of the LTI Award paid

[Two Year Anniversary]	[25% of Initial Grant] plus Accrued Interest on the portion of the LTI Award paid

[Three Year Anniversary]	[25% of Initial Grant] plus Accrued Interest on the portion of the LTI Award paid

[Four Year Anniversary]	[25% of Initial Grant] plus Accrued Interest on the portion of the LTI Award paid
c. Withholding of Portion of LTI Award for Taxes. The payment of any portion of the LTI Award or Accrued Interest hereunder shall be conditioned upon Grantee making adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the payment of such portion of the LTI Award or Accrued Interest, as set forth in Section 5 hereof.
4. Termination of Employment.
a. General. In the event the Grantee’s employment with the Company or any subsidiary of the Company is terminated for any reason other than the Grantee’s death, Disability or Retirement or by the Company during the 24 month period following a Change in Control (each as defined in Section 11), the unpaid portion of the LTI Award and any and all Accrued Interest at that time shall be forfeited and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such LTI Award or Accrued Interest.

b. Death or Disability. In the event the Grantee’s employment with the Company or any subsidiary of the Company is terminated as a result of the Grantee’s death or Disability, or if the Grantee shall die or become subject to a Disability within 30 days of the Grantee’s termination of employment other than for Cause (as defined in Section 11), the restrictions on the unpaid portion of the LTI Award and any Accrued Interest that would have become due and payable (as provided in the Restricted Period schedule set forth in Section 3) during the period ending on the second anniversary of the Grantee’s date of termination of employment shall immediately lapse and such portion of the LTI Award and any Accrued Interest as so determined shall be paid to the Grantee within 30 days following the date of (i) the Grantee’s termination of employment due to death or Disability, or (ii) the Grantee’s death or Disability which occurs within 30 days of the Grantee’s termination of employment other than for Cause, as the case may be. The portion of the LTI Award and any and all Accrued Interest that would have become due and payable (as provided in the Restricted Period schedule set forth in Section 3) after the second anniversary of the Grantee’s date of termination of employment, shall be forfeited and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such LTI Award or Accrued Interest.
c. Retirement. In the event the Grantee is eligible for Retirement, the restrictions on the LTI Award and any Accrued Interest as of the date of such eligibility shall immediately lapse and the Grantee shall be paid in full the LTI Award and any Accrued Interest (through and including the date of payment) within 30 days of such eligibility.
d. Change in Control. In the event of a Change in Control and the termination by the Company (or a successor company as a result of the Change in Control) of the Grantee’s employment with the Company, a subsidiary of the Company (or a successor company as a result of the Change in Control) within 24 months following such Change in Control, the restrictions set forth above shall lapse and the unpaid portion of the LTI Award, plus any Accrued Interest to and including the date of payment, shall be paid in full as of the date of such termination of employment.
5. Tax Withholding. It shall be a condition to the obligation of the Company to pay the LTI Award and any Accrued Interest to the Grantee upon the lapse of restrictions on the LTI Award and any Accrued Interest that the Grantee pay to the Company, upon demand (but no later than 10 following such demand), such amount as may be requested by the Company for the purpose of satisfying any liability to withhold income or other taxes. In the event any such amount so requested is not paid within 10 days of demand, the LTI Award and any Accrued Interest shall be forfeited and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such LTI Award or Accrued Interest. Unless the Company shall in its discretion determine otherwise, payment for taxes required to be withheld may be made by withholding a portion of the LTI Award and/or Accrued Interest, in either case, equal to the appropriate tax withholding liability as determined by the Company in its sole discretion.

6. Tax Consequences. By signing this Agreement, the Grantee represents that the Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that the Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands and agrees that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
7. Termination of this Agreement. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Restricted Period with respect to all of the LTI Award and Accrued Interest in accordance with Section 3 of this Agreement, (b) the forfeiture of the LTI Award and Accrued Interest in accordance with Section 4 of this Agreement or (c) the termination of this Agreement by an instrument in writing signed by the parties hereto. Upon termination of this Agreement, all rights and obligations of the Grantee and the Company hereunder shall cease.
8. Agreement to Perform Necessary Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.
9. No Limitation on Rights of the Company. This Agreement shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
10. Creditor Status. The Grantor shall be a general creditor of the Company under this Agreement and any obligation of the Company to the Grantee under this Agreement shall be subordinated to any obligation of the Company to the various lending institutions under the Amended and Restated Credit Agreement, dated as of May 8, 2007 and as amended or restated from time to time, among the Company, various designated subsidiary borrowers, various lending institutions and JPMorgan Chase Bank, N.A., as Administrative Agent.
11. Definitions.
The following definitions shall be applicable within this Agreement.
a. “Cause” means (i) any intentional act of fraud, embezzlement or theft by the Grantee in connection with or in the course of his or her employment with the Company or a Grantee’s admission or conviction of, or plea of nolo contendere to, (x) a felony or (y) any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (ii) any gross negligence or willful misconduct of a Grantee resulting in a loss to the Company, or damage to the reputation of the Company or (iii) any violation of any statutory or common law duty of loyalty to the Company.

b. “Change in Control” means any of the following:
(1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (i) the then outstanding ordinary shares, par value U.S.$1.00 per share, of the Company (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors pursuant to the Bye-Laws of the Company (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition of Change in Control; provided, further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Ordinary Shares or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board within a 24 month period; provided, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3) the consummation of a reorganization, amalgamation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 55% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(4) the consummation of a plan of complete liquidation or dissolution of the Company.
c. “Disability” means the inability of a Grantee to perform the duties of the occupation at which a Grantee was employed when such disability commenced for a period of at least 120 consecutive days, or 180 non-consecutive days within any 365-day period, as determined by the Company in its discretion based upon medical evidence acceptable to it.
d. “Retirement” means the voluntary termination of a Grantee’s employment with the Company after the Grantee has (a) attained the age of 65 and (b) been employed with the Company for a period greater than five years.
e. “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated thereunder.
f. “Section 457A” means Section 457A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated thereunder.

12. Miscellaneous.
a. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when delivered to each party at the following addresses (or to such other address as may be designated in a notice given in accordance with this Section):
(i) if to the Company:
Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Attn: General Counsel
(ii) if to the Grantee, to the most recent primary residence address listed for the Grantee in the employment records of the Company.
b. Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
c. Governing Law. This Agreement shall be governed by and construed according to the laws of Bermuda without giving effect to the choice of law principles thereof. The Grantee submits to the non-exclusive jurisdiction of the courts of Bermuda in respect to matters arising hereunder.
d. Arbitration. All disputes, controversies or claims arising out of, relating to or in connection with this Agreement, the LTI Award or the Accrued Interest, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce except as same may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Bermuda and it shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who shall be selected by BIBA (Bermuda International Business Association), in the event that the parties fail to agree. The arbitral award shall be in writing, shall state reasons for the award, and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys fees and disbursements. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.
e. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.
f. Agreement Not a Contract of Employment. This Agreement is not a contract of employment, and the terms of employment of the Grantee or the relationship of the Grantee with the Company or any subsidiary of the Company shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of employment or relationship with the Company or any subsidiary of the Company, nor shall it interfere with the right of the Company or any subsidiary of the Company to discharge the Grantee and to treat the Grantee without regard to the effect which that treatment might have upon the Grantee as a holder of the LTI Award and Accrued Interest.

g. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties hereto concerning the subject matter hereof, and supersedes all earlier negotiations and understandings, written or oral, between the parties hereto with respect thereto.
h. Captions. The captions and headings of the sections and subsections of this Agreement are included for convenience only and are not to be considered in construing or interpreting this Agreement.
i. Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic reproduction, each of which when signed by the Company or the Grantee will be deemed an original and all of which together will be deemed the same agreement.
j. Assignment. The Company may assign its rights and delegate its duties under this Agreement. If any such assignment or delegation requires consent of any state securities authorities, the parties hereto agree to cooperate in requesting such consent. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Grantee, the Grantee’s heirs, executors, administrators, successors and assigns.
k. Severability. This Agreement will be severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any invalid or unenforceable term or provision, the parties hereto intend that there be added as a part of this Agreement a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.
l. Section 409A and Section 457A Compliance. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A and Section 457A. This Agreement will be construed in a manner to give effect to such intention. Any references to a “termination of employment” (or similar term) under this Agreement shall mean a “separation from service” within the meaning of Section 409A. Each installment of the LTI Award payments and corresponding Accrued Interest shall be deemed to be a separate payment for purposes of Section 409A. If it is determined that all or a portion of the LTI Award or Accrued Interest constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee” (within the meaning of Section 409A) at the time of the Grantee’s separation from service, then the portion of such payments that would otherwise be payable during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the earlier of (i) the first business day of the seventh month following the Grantee’s separation from service or (ii) the Grantee’s death.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENDURANCE SPECIALTY HOLDINGS LTD.
By:
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement.

[Employee Name]